Exhibit 10.31

SHAREHOLDERS’ AGREEMENT

For

DATEC (PNG) PTY LIMITED

Between

STEAMSHIPS PTY LIMITED

(“Steamships”)

And

KELTON INVESTMENTS LIMITED

(“Kelton”)

Gadens

Solicitors & Attorneys

Investmen Haus

Douglas Street

PORT MORESBY

Telephone: 211033

Facsimile: 211885

Document: PFD5241

CONTENTS

1.	Interpretation	1

2.	Memorandum and Articles of Association	3

3.	Name of Joint Venture Company	3

4.	Approval of the National Investment and Development Authority	3

5.	Term	4

6.	Intention of the Parties	4

7.	Equality of the Parties	5

8.	Lease of Properties	5

9.	General Management	5

10.	Directors	9

11.	Meetings of Directors	10

12.	Inspection of Records of the Company	12

13.	Profits and Dividends	12

14.	Directors’ Fees	13

15.	Transfers of Shares to Associates	13

16.	Guarantees and Assurances	14

17.	Company Secretary	15

18.	Legal Costs and Statutory Charges	15

19.	Auditors and Bankers	16

20.	Confidentiality	16

21.	Non-Competition	17

22.	Supply of Goods and Services to the Company	19

23.	Consensus	20

24.	Disputes	20

25.	Termination	21

26.	Assignment	23

27.	Status of this Agreement	23

28.	Governing Law	23

29.	General	24

30.	Interdependence of Agreements	24

31.	Loans	24

32.	Notices	24

33.	Authority to sign	25

THIS AGREEMENT is made on the date specified in Item 1.

PARTIES

1.	The party named in Item 2 (“Steamships”).

2.	The party named in Item 3 (“Kelton”).

3.	The party named in Item 4 (the “Company”)

4.	The party named in Item 10 (the “Signatory”)

RECITES:-

A.	The total issued shares of the Company is as specified in Item 5 and the parties hereto constitute all the shareholders of the Company. Particulars of their respective shareholdings are specified in Item 6.

B.	The Company has acquired the assets and goodwill of the business called “Computer 2000” (the “Assets”) from Steamships pursuant to the Agreement for Sale of Business described in Item 8 (the “Agreement for Sale of Business”).

C.	The parties being the holders of the whole of the issued shares in the capital of the Company have agreed to enter into this Shareholders’ Agreement for the purposes of the proper management of the Company.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

In this Agreement the following terms shall have the following meanings unless otherwise specified in this Agreement or inconsistent with the context in which the terms are used:-

(a)	“Steamships Shares” means the shares held by Steamships or its Associates.

(b)	“Kelton Shares” means the shares held by Kelton or its Associates.

(c)	“Associate” shall mean a related company as defined in the Act and in the case of Kelton shall include but is not limited to Generic Technology Limited and Kelton Corporation Limited (a company incorporated in Fiji).

(d)	“the Act” shall mean the Companies’ Act Chapter 146 (as amended) of the Revised Laws of Papua New Guinea including any amendment to or re-enactment thereof.

(e)	“Directors” and “Board of Directors” shall mean the whole of the Board of Directors of the Company from time to time.

(f)	“Financial Year” shall mean each period of twelve (12) months ending on 30 June each year.

(g)	“General Manager” shall mean the person appointed as the principal executive employed by the Company pursuant to the provisions of this Agreement.

(h)	“Memorandum and Articles of Association” shall mean the Memorandum and Articles of Association of the Company which are set forth in Annexure “B” hereto and “Memorandum” and “Articles” shall have a corresponding meaning.

(i)	“the Products” shall mean those products listed in Annexure “A” hereto and any alterations or modifications thereto as may be agreed from time to time.

(j)	“Significant Interest” means a shareholding greater than 10%.

(k)	The singular shall include the plural and vice versa and one gender shall include all other genders.

(1)	“in writing” shall include reproduction of words in a physical form and shall include words transmitted by telex or facsimile transmission.

(m)	Headings are for convenience of reference only and shall not affect the meaning nor constitute any part of this Agreement.

(n)	A reference to an Item is a reference to an Item in the Schedule.

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2.	MEMORANDUM AND ARTICLES OF ASSOCIATION

The parties hereto shall procure the Company to change its memorandum and articles of association to adopt the Memorandum and Articles of Association set forth in Schedule “B” hereto at the first available opportunity.

3.	NAME OF JOINT VENTURE COMPANY

If the name of the Company is not the name specified in Item 9 at the date of execution hereof the parties hereto hereby agree to pass a special resolution at an Extraordinary General Meeting of Shareholders of the Company or to procure the passing of such a resolution to change its name to that name and the parties shall furnish all necessary consents to such change of name to the Registrar of Companies in Papua New Guinea and shall provide such other consents as may be required by the authorities in Papua New Guinea to accomplish the change of name abovementioned.

4.	APPROVAL OF THE NATIONAL INVESTMENT AND DEVELOPMENT AUTHORITY

(a)	This Agreement shall be conditional upon the approval of the National Investment and Development Authority of Papua New Guinea (NIDA) to the establishment of the Company and the acquisition by it of the Assets and the conduct of the business on conditions reasonably acceptable to each of the parties.

(b)	If the conditions of approval imposed by NIDA are not reasonably acceptable either party may terminate this Agreement by giving notice in writing to the other party providing such notice is given within fourteen (14) days of receiving a final offer for registration of the Company by NIDA.

(c)	In the event that an offer for registration on terms reasonably acceptable to each of the

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parties is not received and accepted within six (6) months of the date of this Agreement then either party may rescind this Agreement and the Agreement for Sale of Shares specified in Item 11 whereupon the shares held by Kelton will be transferred to Steamships and all moneys paid by Kelton will be repaid to Kelton together with interest thereon at fifteen percent (15%) per annum.

5.	TERM

The term of this Agreement shall commence on the date hereof and shall continue for so long as the parties or their respective Associates are the shareholders of the Company or is otherwise terminated in accordance with the provisions contained in this Agreement.

6.	INTENTION OF THE PARTIES

The principal objective of the parties in this Agreement is for the Company to acquire the Assets for the purposes of marketing and selling high quality goods being the Products for the benefit of the people of Papua New Guinea AND in furtherance of that objective Steamships will bring to the Company:-

(a)	expertise and knowledge of the Papua New Guinea markets, the customs of the people and its ability to service such people;

(b)	training programmes for the training of citizens of Papua New Guinea;

AND in furtherance of that objective Kelton will bring to the Company:-

(c)	expertise in management of a company in the business of and marketing selling and servicing the Products.

(d)	knowledge expertise and experience in the marketing, selling, installation and servicing of computer software and hardware;

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(e)	expertise and know how in the distribution of the Products and the benefits of international research and development in respect of goods of the nature of the Products utilizing international contacts and associations available to Kelton and/or any Associate of Kelton.

7.	EQUALITY OF THE PARTIES

The parties hereto hereby acknowledge that each party holds 50% of the issued capital of the Company and that the parties are equal so that:

(a)	one party shall have the same number of votes as the other party at meetings of shareholders or meetings of Directors;

(b)	each party will have the right to appoint the same number of Directors;

(c)	each party will bear equally the ultimate responsibility for the management funding and financial support of the Company with a view to achieving a first class Company of international standard and competitiveness.

8.	LEASE OF PROPERTIES

The Company shall subject to the approval of the Directors lease from the party named in Item 7 certain premises described in the Memoranda of Lease annexed and marked “C”, “D”, “E” and “F” (the “Leases”). The Company shall execute the Leases upon the same being tendered to the Company by the Lessor.

9.	GENERAL MANAGEMENT

(a)	The General Manager shall be a person nominated by Kelton to the Board of Directors for approval and appointment and such approval shall not be arbitrarily nor unreasonably withheld.

(b)	The Directors may terminate the employment of the General Manager by dismissing such person with or without notice subject to the terms of the employment contract of the General Manager.

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(c)	The management of the technical operations including the marketing sale installation and service of the Products, the staffing of the personnel and the performance of all things reasonably necessary for the efficient and proper running of the Company in accordance with first class international standard facilities shall be the responsibility of the General Manager under the directions of the Board as directed by the Chairman

This responsibility includes but is not limited to:-

(i)	responsibility for the profitability of the Company;

(ii)	responsibility for industrial relations and personnel policy and decisions;]

(iii)	purchasing, pricing, stocking policies and procedures;

(iv)	the marketing of the Products including the selection, appointment and discharge of distributors, sales agencies, stockists and representatives of any kind;

(v)	the determination of sales promotions schemes including the selection, appointment and discharge of advertising agencies;

(vi)	the introduction, development and maintenance of financial reporting and budgetary control procedures and the establishment and maintenance of suitable books of control and accounts;

(vii)	the acceptance and banking of all monies receivable;

(viii)	the furnishing to the Directors, on a monthly basis of a balance sheet, profit

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and loss statement and Management Report, cash flow forecast for the next month, quarter or year end and such other financial information as may be requested by the Board from time to time;

(ix)	the preparation and furnishing to the Board of an annual trading budget capital expenditure budget and cash flow for the forthcoming financial year and the preparation of balance sheet and profit and loss statements for the past financial year;

(x)	the determination for approval by the Board of the management structure of the Company and any changes from time to time required thereto;

(xi)	the appointment of senior and other personnel to be employed by the Company;

(xii)	the termination of employment of senior and other personnel (except that the financial controller for the Company shall be appointed by the Board of Directors);

(xiii)	in addition to the responsibilities of the General Manager specified in this Agreement, the Board may direct the General Manager to perform specific tasks from time to time;

(xiv)	the preparation and submission of tenders and feasibility studies.

(d)	The parties agree that the General Manager will report to the Board of Directors monthly or as and when required by the Board of Directors.

(e)	At the first meeting of the Board of Directors the General Manager shall be appointed and acknowledge his responsibilities and that he

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accepts the terms of this Agreement and that appointment and acknowledgement will be recorded in the minutes of that Board Meeting.

(f)	The General Manager shall not implement any of the following without prior approval of the Board:

(i)	Any Capital Expenditure for over Five hundred Kina (K500.00).

(ii)	Completion of any lease to the Company.

(iii)	Any disposal of assets other than stock with a value in excess of Five hundred Kina (K500).

(iv)	Increase in the maximum amount of any of the Company’s credit facilities.

(v)	Any guarantee or indemnity or buy back arrangement to be given by or entered into by the Company other than standard indemnities in the ordinary course of business to customers of the Company for purchases of Products from the Company.

(vi)	Any decision which would lead to the creation of the mortgage charge or lien or other encumbrance over any of the Company’s assets.

(vii)	Any decision to deal or trade in any goods not within the description of the Products.

(viii)	Any acquisition or disposal of any shares in any other company.

(ix)	Any contract binding the Company for a period in excess of twelve (12) months.

(x)	Submitting any tender or quotes for contracts for Five hundred Thousand Kina (K500,000) or more.

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The above limits are to be reviewed by the parties on the first anniversary hereof.

(g)	Should the General Manager embark on a course of action or activity without the prior approval of the Board of Directors any Director may advise the Chairman whereupon the Chairman shall require the General Manager to cease and desist from or otherwise suspend the said course of action or activity until the Board of Directors otherwise determines.

10.	DIRECTORS

(a)	The Directors shall be equally responsible for the management and conduct of the affairs of the Company and no shareholder shall have a right to recover from another shareholder any damages resulting from any act or omission of any Director when acting as a Director or an employee of the Company but nothing herein contained shall in any way negate any right of the Company against any such Director.

(b)	At the first meeting of Directors of the Company the Chairman of Directors shall be elected. The first Chairman of Directors shall be nominated by Steamships and shall serve as Chairman for one year. In each subsequent year the Chairman shall be nominated and elected alternatively by Kelton and Steamships respectively.

(c)

At the first meeting of the Directors of the Company each Director shall declare to the meeting whether he has been appointed by Steamships or Kelton. He shall also declare to the meeting any interest within the meaning of the Act or pursuant to the Articles of Association of the Company. Following any change in Directors each Director at the first meeting

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of Directors following his appointment will disclose to that meeting the shareholder he represents and will declare any interest within the meaning of the Act or pursuant to the Articles of Association.

(d)	No person shall be eligible for nomination as a Director if:

(i)	he is disqualified pursuant to the Articles of Association of the Company or the Act from acting as a Director;

(ii)	he has at any time been removed otherwise than by resignation as a Director of the Company;

(iii)	he has been found guilty by a court of competent jurisdiction in Papua New Guinea of an offence under the Act.

11.	MEETINGS OF DIRECTORS

(a)	The Chairman of Directors shall be the Chairman of each meeting of Directors. At the first Board Meeting each year he shall appoint a Deputy Chairman and if the Chairman of Directors is unable to attend a meeting of Directors the appointed Deputy Chairman shall be Chairman of that meeting including any adjournment thereof.

(b)	Directors’ meetings shall be called in accordance with the Articles of Association at least four (4) times a year and in respect to each Directors’ meeting the following shall apply:

(i)

not less than fourteen (14) days notice shall be give to each Director such notice to be transmitted by telex and facsimile to each Director care of the relevant telex and facsimile numbers specified in Item 2 or Item 3 (as the case may be) nominating a place and time when the

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meeting will be held and in addition a copy of each telex and facsimile shall be sent by prepaid registered mail to the address specified in Item 2 or Item 3 (as the case may be);

(ii)	each meeting will be held in Papua New Guinea unless the parties hereto agree to an alternative venue;

(iii)	the notice of meeting shall set forth an agenda of business to be conducted at the meeting which shall include the minutes of the previous meeting;

(iv)	any Director may appoint any other Director or person to act on his behalf at such meeting subject to that appointment being in writing and handed to the Chairman of the meeting before or at the commencement of the meeting and the Director or person so appointed shall be entitled to vote on behalf of the person so appointing him;

(v)	In the event an alternative Director is not appointed the sole Director representing either of Steamships or Kelton will automatically have an additional vote for the purpose of the meeting.

(c)

Subject to this Agreement the mandatory quorum for a meeting of Directors shall be at least one of the Directors representing each of Steamships and Kelton. If within one hour from the time appointed for the meeting of Directors a quorum is not present the meeting shall stand adjourned for a further fourteen (14) days to the same day in the relevant week at the same time and place

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and if at the adjourned meeting no quorum is present the Directors shall conduct the meeting by facsimile transmission and resolutions confirmed by telex and registered mail. As between the parties no resolution of Directors shall be valid unless the provisions of this clause are strictly complied with.

(d)	The Chairman of Directors shall not have a casting vote at a meeting of the Directors or at a meeting of shareholders.

(e)	Subject to the provisions of this Agreement in respect to Directors appointed by Steamships and subject to the provisions of this Agreement in respect to Directors appointed by Kelton the parties shall not during the term of this Agreement seek the removal from office of any Director other than by consensus with the other shareholder.

12.	INSPECTION OF RECORDS OF THE COMPANY

The Directors and the parties to this Agreement shall have a right to inspect the premises and records and all other documents of the Company at any time upon reasonable notice such access not to be unreasonably withheld.

13.	PROFITS AND DIVIDENDS

(a)

In the first twelve calendar months after the commencement of employment by the General Manager the holders of the Steamships Shares shall be entitled to Sixty percent (60%) of the dividends of the Company and the holders of the Kelton Shares shall be entitled to forty percent (40%). Until the commencement of employment of the General Manager and in any subsequent year in which dividends are declared and paid the Steamships Shares and the Kelton Shares shall

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participate equally in the profits and dividends of the Company.

(b)	Unless otherwise resolved by the Directors the Company shall declare dividends each year to the total minimum value of eighty percent (80%) of the after-tax profits of the Company. In the event of dispute as to the profits available for payment of dividend such dispute shall be referred to the Company’s Auditors for determination and the determination of the Company’s Auditors shall be final and binding upon the parties and the decision of the Company’s Auditors shall be that of an expert and not an arbitrator.

14.	DIRECTORS’ FEES

(a)	Each Director shall be entitled to the same Director’s fees as each other Director and the fees shall be as determined by the Board of Directors from time to time.

(b)	Each Director shall be fully reimbursed for all reasonable expenses incurred in attending Board meetings.

15.	TRANSFERS OF SHARES TO ASSOCIATES

Subject to the receipt of written confirmation from NIDA that NIDA will not as a result of or consequent upon the transfer of shares require the Company to review the terms of the registration of the Company then:

(a)	All or any of the shares held by Steamships may be transferred to an Associate of Steamships.

(b)	All or any of the shares held by Kelton may be transferred to an Associate of Kelton.

(c)	If a transfer of shares is proposed which complies with Clause 15 (a) or 15 (b) and complies also with Clause 15 (d) then the other shareholder in the Company shall give its written

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approval to the transfer and shall instruct the Directors representing it to vote for the registration of the share transfer.

(d)	As condition precedent to the giving of that written approval, however:

(i)	there must first be prior consultation between the proposing transferor and the other shareholder in the Company;

(ii)	the prior written consent of the other shareholder must be obtained (but that consent is not to be unreasonably or arbitrarily withheld);

(iii)	the proposed transferee must sign a binding Deed of Covenant with the other shareholder in the Company, in a form reasonably acceptable to it, to the effect that the transferee will, upon registration of the share transfer, accede to and become fully bound by the provisions of this Agreement. That Deed of Covenant shall contain a clause requiring the transferee to comply with the same procedure and obtain a comparable Deed of Covenant in the event of a further disposition of the shares by the transferee.

16.	GUARANTEES AND ASSURANCES

(a)	Steamships and Kelton each acknowledge that it is appropriate that each should participate in giving assurances to banks finance companies and such other companies or organisations in Papua New Guinea which provide credit facilities to the Company.

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(b)	Both parties acknowledge, however:

(i)	that it is desirable to so structure the credit facilities so that no such assurances are required;

(ii)	that if assurances are required, then it is preferable that each should give assurances limited to fifty per centum (50%) of the total amount, if that can be achieved and each party shall use its best endeavours to put itself in a position to give such an assurance;

(iii)	that if separate assurances are given then there should be cross indemnities between the parties, to the intent that the liability of each party as between themselves under each separate assurance shall not exceed fifty per centum (50%) of the total sum so assured;

(iv)	that any assurances given should, in any event, be by way of comfort letter rather than by way of guarantee or indemnity.

(c)	Steamships and Kelton agree to co-operate with one another to give effect to the terms of this Clause.

17.	COMPANY SECRETARY

(a)	The Secretary and Public Officer of the Company shall be nominated by Steamships. No voting power shall attach to the Offices of Secretary or Public Officer.

(b)	The Company Seal will only be used with the written permission of the shareholders.

18.	LEGAL COSTS AND STATUTORY CHARGES

All legal costs and statutory charges incurred in connection with the incorporation of the Company the drawing and engrossing of this Agreement and such other documents required for the joint venture and the

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establishment of the Company and any other expenses incurred by either Steamships or Kelton on the Company’s behalf relative to the establishment of the Company including obtaining staff work permits shall be borne by the Company. Payment of all such costs shall be subject to the approval of the Board of Directors.

19.	AUDITORS AND BANKERS

(a)	Subject to their consent the Company shall appoint as auditors Messrs Coopers & Lybrand of Papua New Guinea.

(b)	The Company shall use generally accepted accounting principles consistently applied having regard to the nature of the business of the Company.

(c)	The Company shall engage as its bankers Westpac Bank (PNG) Limited.

20.	CONFIDENTIALITY

(a)	Each of the parties shall keep confidential all matters relating to the business of the Company other than those matters required to be disclosed by any law of Papua New Guinea. Neither party shall make any public announcement or release any publicity in connection with this Agreement or the Company without the prior consent of the other provided however that such consent shall not be unreasonably or arbitrarily withheld.

(b)	Each party providing confidential information to the Company shall be entitled to obtain an undertaking from the Company and from each person who has access to that confidential information. That undertaking shall require that such information will be held in confidence by the Company and each such persons.

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21.	NON-COMPETITION

(a)	Unless otherwise agreed in writing by the parties to this Agreement for the duration of this Agreement neither Steamships nor Kelton or any Associate of either of them will either directly or indirectly compete in any capacity with the Company anywhere within Papua New Guinea AND Steamships and Kelton will each promote the interest of the Company with a view to making its business financially successful and neither Steamships nor Kelton shall within Papua New Guinea do or suffer to be done any act or thing which may be prejudicial to the Company.

(b)	In this clause the term “capacity” means any capacity whatsoever (and whether alone or together with any other person and whether directly or indirectly) and includes without derogation from the generality of the foregoing any one of more or all of shareholder, director, sole trade, partner, joint venturer, employee, agent, supplier, manager, agent, supplier, financier and licensor but excludes only the ownership or control in any other capacity of not more than a Significant Interest in the issued share capital of any other company;

(c)	Each party acknowledges that:-

(i)	each of the restraints and undertakings specified in this clause are both fair and reasonable;

(ii)	it will, having regard to the provisions of this Agreement for service of a Notice of Termination, and the Agreement for Sale of Business, have received full consideration for the restraint obligation undertaken pursuant to the provisions of this Clause.

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(d)	In the event that one party considers the other party is in breach of the restraint obligation contained in this Clause the party alleging the breach will by notice in writing to the other party specify the breach alleged and require that breach to be remedied within the period specified which shall be not less than 30 days from the date of service of the notice alleging the breach. In the event that the breach cannot be rectified or in the event that the party to whom the notice is addressed refuses to rectify the breach then the party not in breach may:-

(i)

institute proceedings in the name of the Company to seek injunctive relief and/or damages against the party in breach. For that purpose and for the consideration herein appearing both Steamships and Kelton hereby agree to the irrevocable authority herein contained and agree that the party alleging the breach shall have the irrevocable authority of the other party to resolve at a meeting of Directors of the Company to institute such proceedings in the name of the Company. Subject to compliance with the provisions herein contained Steamships and Kelton irrevocably agree that the resolution of the Directors shall be deemed to be valid and effectual notwithstanding the Directors representing one class of the shares of the Company refuse to attend the meeting or vote in the negative to institute such proceedings and the Directors present at the meeting shall be entitled to vote for this purpose only and

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shall have the authority to represent both classes of shares. The costs of the Company in instituting such proceedings will be sought from the party in breach pursuant to any judgment or order of any court of competent jurisdiction. Any of the costs not recovered by the Company from the party alleged to be in breach shall be paid by the party alleging the breach and may be recovered by the Company from that party alleging breach as a liquidated debt on demand;

(ii)	terminate this Agreement by serving a Notice of Termination pursuant to Clause 25 PROVIDED ALWAYS before any such termination the party alleging the breach shall request the President for the time being of the Law Society of Queensland to appoint a solicitor of not less than 15 years standing who shall not be a member of either of the party’s firms of legal advisers to determine whether there has been a breach of this clause and such solicitor shall act as an expert and not as an arbitrator and such termination shall only take place if the said solicitor determines there has been a breach of this Clause.

22.	SUPPLY OF GOODS AND SERVICES BETWEEN THE COMPANY AND STEAMSHIPS

The parties agree that the Company shall when acquiring goods and services distribution marketing and selling activities have regard to the goods and services available through Steamships and its Associates and shall purchase those goods and services as required from

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Steamships and its Associates. Steamships and its Associates shall purchase Products as required from the Company during the Term of this agreement. Each of the parties to such transactions shall sell goods and services or Products (as the case may be) to the other party at a price equal to the landed cost plus Fifteen percent (15%). No party shall be under any obligation under this clause to purchase goods and services or Products if the price and quality are not competitive with the price and quality of substitutable goods and services or Products (as the case may be) during the Term of this Agreement.

23.	CONSENSUS

It is the stated objective of the parties to achieve consensus in relation to their approach to the affairs of the Company and in particular in matters of policy and strategy. To that end if either party disagrees with matters of policy or strategy it will convey that disagreement to the other and the parties will meet through the Board of Directors and confer in good faith to resolve any differences. Until such matter is resolved or either party considers a dispute has arisen which is incapable of resolution such matters of policy and strategy will be held in abeyance and not implemented.

24.	DISPUTES

(a)	Should a dispute between the parties or between the Directors representing Steamships and the Directors representing Kelton arise and the parties are unable to resolve the dispute after conferring with a view to resolving that dispute in the interest of the Company then the provisions of this clause will apply.

(b)	Either party may at the cost of the Company engage the Auditors of the Company to assist in

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the resolution of any such dispute or request the President for the time being of the Law Society of Queensland to appoint a suitably qualified person to determine which of the Directors, if any, is being unreasonable and is therefore not acting in the interests of the Company and is thus causing the dispute and any such person shall act as an expert and not as a arbitrator.

(c)	The costs of the said determination shall be paid by the Company if the said suitably qualified person determines that the relevant Director(s) view is reasonable and the party requesting the appointment of the said person if no such determination is made.

(d)	Upon the said person making a determination the relevant Director(s) whose view is found to be unreasonable and is therefore deemed not to be acting in the interests of the Company shall have the opportunity to change his view within thirty (30) days thus resolving the dispute. If such opportunity is not taken or the dispute is not otherwise resolved either party may then terminate this Agreement in accordance with Clause 25 hereof however the relevant Notice of Termination shall be deemed to be served by the party whose Directors have held the view which was determined to be unreasonable. The parties agree that no dispute shall be determined by arbitration otherwise than as provided above.

25.	TERMINATION

The parties hereto agree that this Agreement may be terminated under any of the following circumstances:

(a)	By either party serving a Notice of Termination on the other party:

(i)	if the Company is insolvent;

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(ii)	if a dispute within the meaning of the last preceding clause cannot be resolved.

(b)	By one party serving a Notice of Termination on the other party in which case the party serving the Notice of Termination shall be deemed to be the party referred to as “the other party” in the two sub-clauses following:

(i)	if the other party becomes insolvent or enters into any scheme of arrangement or composition with its creditors or there is appointed a receiver or manager or similar officer in respect to assets of the other party;

(ii)	if the other party is in breach of the terms of this Agreement and after having been served with a Notice of Breach by the complaining party that other party continues to be in breach of this Agreement after the lapse of thirty (30) days from the date of the service of such Notice of Breach.

(c)

a Shareholder (“the offering member”) may at any time offer in writing to purchase the shares of the other party and its Associates (“the other member”). The other member shall accept or reject such an offer in writing. If it is rejected then the offering member shall be free to offer its Shares to a third party (the “third party”) provided that the terms and conditions of offer and Sale shall be the same as the previous rejected offer to the other member. The third party shall not be a person or corporation in direction competition with the Company in Papua New Guinea. If the offer and terms of sale to the third party by the offering member are not the

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same as those offered to and rejected by the other member then the other member must be given a prior first right of refusal (within twenty eight days) to purchase the shares under the terms and conditions agreed between the offering member and the third party. Notice of the offer to the third party and any subsequent conditions of sale shall be notified forthwith in writing to the other member. Any sale to a third party shall be subject to the consent of the other member provided such consent shall not be unreasonably withheld.

26.	ASSIGNMENT

Subject to the terms of this Agreement no party may assign its rights duties or interests hereunder in whole or in part without the prior written consent of the other party. For the purposes of this clause an assignment by way of security only for funds lent to a Shareholder shall not be considered to be an assignment.

27.	STATUS OF THIS AGREEMENT

(a)	The provisions of this Agreement shall prevail over all other present or previous agreements or arrangements between the parties relating to the Company.

(b)	In particular, and without limiting the generality of the foregoing, the provisions of this Agreement shall prevail over the provisions of the Company’s Articles of Association.

28.	GOVERNING LAW

This Agreement and the rights and obligations arising therefrom shall be governed by the law in force in Papua New Guinea and the parties hereby submit to the exclusive jurisdiction of the National Court of Justice of Papua New Guinea.

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29.	GENERAL

(a)	Steamships shall ensure that the Directors of the Company appointed by it from time to time are familiar with the terms of this Agreement and that it shall be the responsibility of Steamships to ensure that the Directors appointed by it observe the terms of this Agreement.

(b)	Kelton shall ensure that the Directors of the Company appointed by it from time to time are familiar with the terms of this Agreement and that it shall be the responsibility of Kelton to ensure that the Directors appointed by it observe the terms of this Agreement.

30.	INTERDEPENDENCE OF AGREEMENTS

The execution of this Agreement is conditional upon the completion of the Agreement for Sale of Business.

31.	LOANS

(a)	Any loans made by the Shareholders to the Company shall bear interest at a rate calculated to be 3% per annum above the Westpac Prime Rate specified in Sub-clause (b). The Shareholders shall rank pari passu in relation to all payments of principal or interest by the Company pursuant to any loans by the Shareholders to the Company.

(b)	For the purposes of this clause “Westpac Prime Rate” means the rate charged by Westpac Bank-PNG- Limited to its prime corporate customers on loans in excess of K100,000.00 from time to time.

32.	NOTICES

(a)	Any notice, consent, demand, approval or other communication (“Notice”) to be given, made or served pursuant to this Agreement shall be in writing and shall be posted by pre-paid

24.

registered post and served by telex or facsimile transmission to the address for service of the other party specified in Items 2 and 3 of the Schedule.

(b)	In the case of post the Notice shall be deemed to be given made or served fourteen (14) working days after it was posted. In the case of telex it shall be deemed to be given made or served when the recipient’s answerback code is imprinted on the sender’s copy.

(c)	Any party may change its address for service by a Notice given to the other party in accordance with this clause.

33.	AUTHORITY TO SIGN

In consideration of payment to the Signatory by Steamships of the amount of One Kina (K1.00) receipt of which is hereby acknowledged the Signatory warrants to Steamships that he is the governing director of Kelton and is authorised to enter into this Agreement on behalf of and to bind Kelton.

SCHEDULE

ITEM 1
Date:	day of 1989

ITEM 2	STEAMSHIPS PTY LIMITED of Champion
Steamships:	Parade, Port Moresby, Papua New Guinea

Telex: NE22115 Facsimile: 211786

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ITEM 3
Kelton:	KELTON INVESTMENTS LIMITED a company duly incorporated in Fiji of PO Box 1122, Suva, Fiji Telex: 2150 Kelton FJ Facsimile: 301880

ITEM 4
Company:	BALLIMORE NO. 7 PTY LIMITED (to become Datec (PNG) Pty Limited) of PO Box 1, Port Moresby, Papua New Guinea

ITEM 5
Issued Capital:	10,000 shares of K1.00 each

ITEM 6
Shareholding:	Steamships: 5,000 shares Kelton: 5,000 shares

ITEM 7
Lessor:	Steamships Trading Company Limited

ITEM 8
Agreement for Sale of Business:	Agreement for Sale of Business between Steamships Pty Limited and the Company dated day of 1989.

ITEM 9
Name:	Datec (PNG) Pty Limited

ITEM 10
Signatory:	JAMES MICHAEL AH KOY governing director of GPO Box 1122, Suva, Fiji.

ITEM 11
Agreement for Sale of Shares:	Agreement for Sale of Shares between Steamships and Kelton dated the day of 19

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[SEAL]	THE COMMON SEAL of STEAMSHIPS PAY LIMITED was hereunto duly affixed by the authority of the Board of Directors in the presence of:	) ) ) )
		) ) )	Director
Secretary

[SEAL]	THE COMMON SEAL of BALLIMORE NO. 7 PTY LIMITED was hereunto duly affixed by the authority of the Board of Directors in the presence of:	) ) ) )
		) ) ) )	Director
Secretary

[SEAL]	SIGNED for and on behalf of KELTON INVESTMENTS LIMITED by JAMES MICHAEL AH KOY in the presence of:	) ) ) )
) ) )

	SIGNED in my presence by JAMES MICHAEL AH KOY who is personally known to me:	) ) )
) ) )

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ANNEXURE “A”

THE PRODUCTS AND SERVICES

(Clause 1)

Personal Computers

Mid Range Computers

R.T. Computers

Computer Software

Maintenance & Service and all other associated and incidental computer products and services

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